UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report October 31, 2007

CoConnect, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-26533	63-1205304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7430 S. Creek Road, Suite 102, Sandy, Utah 84093

 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 243-7948

___________________________________________

(Former address if changed since the last report)

____________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

On September 24, 2007, pursuant to a Special Meeting of the Company’s Shareholders Mr. Robert Thele was released from his position as Chairman of the Board and Mr. Dean Becker was released from his positions as Director and Secretary of the Company. Mr. Richard Ferguson was elected to fill the position of Chairman of the Board in addition to maintaining his existing positions as President and Chief Executive Officer. Mr. William Fischer was elected to fill the vacant Director position on the Board of Directors. Mr. Brad Crawford was elected to fill the positions of Secretary and Director vacated by Mr. Becker.

Mr. Brad Crawford (48) was the founder and former Chief Executive Officer of ePenzio, Inc. Prior to founding ePenzio, Mr. Crawford founded and continues to manage Dream Catcher, a Utah-based company. Dream Catcher is a Recreational Asset Management company.  As the founder, Mr. Crawford was and is responsible for all aspects of the business, including developing client relationships and regular reporting to other investors.  Dream Catcher is still an on-going concern.

Mr. Crawford is also the founder of, and continues to operate Val-Dev, LC, a family-owned company involved in the development and management of real estate.

Mr. Crawford is also the founder of, and continues to operate Marketing Alliance LC. Brad Crawford and Marketing Alliance LC. are the current owners of several Patents and Trademarks.  Prior to Val-Dev, Mr. Crawford founded and ran other small companies with interests in automotive products, boats, and custom woodwork.

Mr. Crawford started his first company and has been continuously self-employed since the age of 21.

Mr. William Fischer (74) is a former Pacific Rim importer business owner and has previously served on the board of publicly held companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCONNECT, INC.

Date: October 31, 2007	By:	/s/ Richard Ferguson
Richard Ferguson, President

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